EXHIBIT 99.1

One University Plaza, Suite 400 Hackensack, NJ 07601

FOR IMMEDIATE RELEASE

Caprius, Inc. Subsidiary Furthers Market Penetration through the Delivery of its SteriMed Waste Processing Systems
to Governor Juan F. Luis Hospital & Medical Center,  St. Croix, U. S. Virgin Islands

Hackensack, NJ – August 16, 2007 – Caprius, Inc. (OTCBB:CAPS) announced today that its subsidiary, M.C.M. Environmental Technologies, Inc. (“MCM”), has delivered two of its SteriMed units for the on-site disposal of infectious medical waste to the Governor Juan F. Luis Hospital & Medical Center in St. Croix, U.S. Virgin Islands.  The sale to the hospital was conducted by Renal Dynamics LLC, the exclusive distributor of SteriMed systems in the Caribbean.

“We are pleased to have this opportunity to work with the preeminent medical facility on St. Croix,” said Dwight Morgan, President and Chief Executive Officer of Caprius.  “As the island’s only hospital, the Governor Juan F. Luis Hospital & Medical Center is an invaluable resource for residents and visitors alike, providing round-the-clock quality healthcare including dialysis services and advanced cardiac care.”

“The MCM SteriMed waste processing systems that we have installed are not only a safe, convenient and cost efficient solution for the facility, but also offer a logical solution to the disposal of medical waste within the confines of an island environment,” said Hospital Public Relations Officer, Gregory L. Davila.

The sale of SteriMed systems to this hospital marks an important milestone for MCM in its market development.   Prior to this placement, MCM had been deployed typically into small-to-medium alternate site health care facilities such as dialysis centers and surgical centers.  This order represents the first order by MCM for SteriMed in a hospital environment.

Prior to the installation of the SteriMed on-site system, regulated medical waste produced by the emergency room, intensive care unit, labor & delivery room, laboratory, and renal unit within the Juan F. Luis Hospital was packaged by the hospital housekeeping staff into special hazardous material containers, placed into a sealed international shipping container, shipped to the US mainland via ocean freight, and subsequently treated and destroyed using medical waste treatment disposal services.  As a direct result of this purchase, the hospital should now be able to convert all of its regulated medical waste using the SteriMed on-site waste treatment systems.  The SteriMed systems convert the infectious and regulated medical waste into benign solid waste.  “The on-site conversion of regulated medical waste to benign solid waste will significantly reduce the high costs associated with hazardous material packaging, highly regulated transportation of the regulated medical waste, and disinfection and destruction of  the waste using expensive alternative treatment technologies,” said Peter Abrahams, Vice President of Support Services for Juan F. Luis Hospital.

“The use of the SteriMed system by the hospital will produce significant cost savings to the hospital, reduce the hospital’s environmental impact by the use of biodegradable chemical based treatment processes, reduce the environmental impact by the volume reduction of waste, and improve infection control for the healthcare providers and housekeeping staff through the use of MCM’s same-day treatment and disposal of infectious medical waste.  These cumulative benefits position our hospital as a leading organization in improved costs, improved housekeeping processes, and a greener environmental impact,” said Colin McCammon, Environmental Manager for Juan F. Luis Hospital.

About Caprius

Caprius, Inc is a manufacturer of proprietary equipment for the on-site disinfection and disposal of infectious medical waste through its subsidiary, M.C.M. Environmental Technologies, Inc.  The Company’s innovative SteriMed technology simultaneously shreds and disinfects solid and liquid regulated medical waste, reducing the volume by up to 90% and rendering it harmless for disposal as ordinary waste.  The SteriMed units are economical, compact, efficient and convenient, as well as environmentally friendly.  The MCM patented technology offers an alternative to hauling and incinerating medical waste.  Industry analysts estimate the medical waste market to be approximately $3 billion in the U.S. and approximately $10 billion worldwide.  More information on the Company and MCM can be found at www.caprius.com and www.mcmtech.com.

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Contacts:
Beverly Tkaczenko	John G. Nesbett
Caprius, Inc.	Institutional Marketing Services
Tel: (201) 342-0900, ext. 307	Tel: (203) 972-9200
Email: beverlyt@caprius.com	Email: jnesbett@intitutionalms.com